October 21, 1998




Mr. Joseph D. Skrzypczak
Chief Operating Officer
Dictaphone Corporation
3191 Broadbridge Avenue
Stratford, CT  06614

Dear Joe:

      Reference is made to the employment letter agreement (the "1995 Agreement") dated July 21, 1995 and the employment letter agreement dated July 9, 1997 (the "1997 Agreement") both by and between Dictaphone Corporation ("Dictaphone" or the "Company") and you.

      This letter will set forth our agreement with respect to certain aspects of your employment relationship with Dictaphone and your new duties as Chief Operating Officer.

      For good and valuable consideration, including but not limited to the agreements set forth herein, receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

      1. POSITION AND DUTIES. You are appointed to serve Chief Operating Officer of the Company, reporting to the Chairman and Chief Executive Officer, with operating responsibility for the CRS, IHS/IVS, Service and Information Systems, together with such additions and/or changes as may be determined by the CEO and Board of Directors of the Company. You understand and agree that the Company presently intends to hire a new Chief Financial Officer (with responsibility for the Company's financial affairs and investor relations) and a new Chief Technical Officer (with responsibility for product development and engineering), both of which shall report to the CEO. Until the CFO and CTO positions are filled by the Company, you shall continue to manage the finance and engineering functions in your organization under the terms provided herein.

Mr. Joseph D. Skrzypczak
October 21, 1998
Page 2


      2. SALARY. Your annual base salary is increased to Three Hundred Thirty Five Thousand Dollars ($335,000) per year, effective immediately; such salary, as may be increased from time to time, shall not be decreased.

      3.    BONUS ARRANGEMENTS; STOCK OPTIONS.

            3.1 BONUSES. With respect to calendar year 1998, you shall be paid a minimum guaranteed bonus equal to fifty percent (50%) of your base salary (pro-rated for the change in base salary provided above), payable in the first quarter of 1999. Subsequent to 1998, you shall be eligible to participate in the standard senior executive bonus plan, which provides for a potential bonus of up to 100% of base salary, but which does not provide for a minimum guaranteed bonus.

            3.2   ADDITIONAL  STOCK OPTIONS.  You shall be granted an additional
                  Twenty  Thousand   (20,000)  stock  options  pursuant  to  the
                  Company's 1995 Stock Option Plan, as amended.

      4. PRIOR AGREEMENTS TERMINATED. The 1995 Agreement and the 1997 Agreement are hereby terminated and are of no further force and effect. In consideration of your agreement to terminate such agreements, Dictaphone shall pay to you the sum of Two Hundred and Fifty Thousand ($250,000), promptly following the execution of this Agreement.

      5. SEVERANCE ARRANGEMENTS. As an "at will" employee, you or the Company have the right to terminate your employment at will at any time. In the event that your employment with Dictaphone is terminated by Dictaphone without "cause" ( as defined on Exhibit A hereto), you shall be offered an "Executive Severance Arrangement" by the Company.

            Under the terms of the aforementioned "Executive Severance Arrangement," you will be offered your salary at the time of separation for a period of twenty-four (24) months payable on regular pay days such. Severance pay will be payable to you in full regardless of your employment status with any other company. In addition, you will be eligible for outplacement services at a nationally recognized outplacement firm of the Company's choosing for the severance period or, in lieu of such services, cash payment consistent with past Company practice. Medical, dental and life insurances will be extended to you at the rate that you would have paid as an active employee under the terms and conditions of those plans for up to twelve (12) months or until you have secured employment elsewhere. You will be eligible for COBRA continuation of applicable benefits for an additional six (6) months for a total coverage period of eighteen (18) months.

Mr. Joseph D. Skrzypczak
October 21, 1998
Page 3


            In any event, the "Executive Severance Arrangement" will require you to sign, as a condition of receiving severance hereunder, a severance agreement including a release of the Company from all liability for any acts or violations relative to any administrative procedures and/or federal, state or local law(s) covering the employment relationship. The release and severance agreement will also include a non-compete, non-solicitation of key employees, non-disclosure of confidential information and an agreement to cooperate with the Company on any legal and otherwise reasonable business issues requiring your involvement for resolution.

      6. MISCELLANEOUS. This Agreement contains the entire agreement between the parties hereto with respect to those matters addressed herein. The provisions of this Agreement shall be governed by the laws of the State of Connecticut and shall be binding upon Dictaphone's successors and assigns.

      Please indicate your acceptance of this Agreement by signing in the space provided below.

                                    Sincerely,

                                    Dictaphone Corporation


                                    By: /s/ JOHN H. DUERDEN
                                       -----------------------------------------
                                          John H. Duerden
                                          Chairman and Chief Executive Officer

cc:   Executive Compensation Committee
      of the Board of Directors of Dictaphone


Agreed to and Accepted:


By:   /s/ JOSEPH D. SKRZYPCZAK
   --------------------------------------
      Joseph D. Skrzypczak

Dated:___________________________________

                                     ANNEX A

                                   DEFINITIONS



1.    "Cause" is defined as

      (i)   a severe breach of business ethics;

      (ii) a violation of stated company policy which has been previously characterized as a terminable offense;

      (iii) any act by you which could cause harm or embarrassment to the Company were it to be made public; or

      (iv) any, willful or negligent material dereliction or substantial under-performance of your job duties and responsibilities which dereliction or under-performance is either (a) not capable of cure or (b) if capable or cure are not so cured within 10 days after written notice from the Chief Executive Officer of the Company.